SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement” or “Release”) is entered into by and between Superior Industries International, Inc. (“Employer”) and Robert A. Earnest (“Employee”).
I.
RECITALS

1.1Employee is employed by Employer in the position of Vice President, General Counsel and Corporate Secretary. Employer and Employee have agreed that as a result of department reorganization, Employee's position will be eliminated and Employee is resigning;

1.2Employer and Employee are entering into this Agreement to assist Employee's transition to other employment, and to provide for the release of any claims related to Employee's employment with or termination by Employer; and

1.3    This Agreement was given to Employee on August 16th, 2013.
ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:
II.
AGREEMENTS

2.1Termination of Employment. Employee's employment with Employer shall terminate on September 13, 2013 (“Termination Date”). On the Termination Date, Employee shall receive payment for all salary earned through the Termination Date, as well as for all accrued, unused vacation time earned through the Termination Date.

2.2Severance Benefits. Subject to Employee's execution of this Agreement, and provided that Employee does not revoke the Agreement pursuant to paragraph 2.17 Employer will, upon expiration of the revocation period, pay Employee a lump sum severance payment in the amount of $220,000 (Two Hundred Twenty Thousand Dollars) less applicable withholdings. This payment will be mailed to Employee's home or other address designated by Employee. Employee acknowledges that the payment referenced in this Agreement constitutes special consideration to Employee in exchange for the promises made herein and that Employer would not otherwise be obligated to provide any such payment.

2.3Release of Claims. Subject only to paragraph 2.4, Employee on Employee's own behalf, and on behalf of Employee's successors and assigns, releases the Employer and its officers, directors, shareholders, owners, partners, employees, agents and attorneys and their respective successors and assigns (“Released Parties”) from all claims, demands, actions, grievances or other legal responsibilities of any kind which Employee may have based on, or pertaining to Employee's employment with or termination by Employer. This Release includes, but is not limited to, any claims which Employee may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Labor Code, the Worker Adjustment and Retraining Notification Act (“WARN”), or any other federal, state or local law or regulation affecting employment rights or prohibiting employment discrimination. This Release also includes any claim for intentional or negligent infliction of emotional distress, wrongful discharge, violation of any public policy or statute, breach of any implied or express contract between Employer and Employee, or any policy of the Employer or any remedy for any such claim or breach, any claim for wages, compensation, vacation pay, sick pay, compensatory time, commissions, benefits and all remedies of any type, including but not limited to, damages and injunctive relief, in any action that may be brought on Employee's behalf against the Employer and/or the Released Parties by any government agency or other person.

2.4Claims Not Affected by Release. This Agreement does not affect Employee's right to apply for continuation or conversion of insurance coverage to the extent that Employer's insurance plans or applicable law provide for such continuation or conversion or to any claim for disability or unemployment compensation to which Employee is entitled by law. In addition, this Agreement does not waive any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date Employee signs this Agreement.

2.5Unknown Claims. Employee understands that the release of claims set forth in paragraph 2.3 above covers claims that Employee knows about and those Employee may not know about. Employee expressly waives all rights under Section 1542 of the California Civil Code, which Section Employee has read and understands, and which provides as follows:

SECTION 1542. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

2.6Other Claims. Employee represents and warrants that Employee has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against Employer and/or the Released Parties, and that, to the best of Employee's knowledge, Employee possesses no claims (including but not limited to any claim under the California Labor Code, the FLSA, the FMLA and / or Workers' Compensation Claims). Further, Employee represents and warrants that Employee has no knowledge of any material violations of the federal securities laws (including whistleblower provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

2.7Non-Disparagement. Employee will refrain from making negative or disparaging remarks about Employer and/or the Released Parties. Employee will not provide information or issue statements regarding Employer and/or the Released Parties, or take any action that would cause Employer and/or the Released Parties embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. Nothing in this Agreement shall be deemed to preclude Employee from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process.

2.8Proprietary Information. Employee agrees that any sensitive proprietary or confidential information or data, including without limitation, trade secrets, customer lists, customer contacts, customer relationships, financial data, long range or short range plans, training materials, marketing strategies, sales strategies and other data and information of a competition-sensitive nature Employee acquired while an employee of Employer, shall not be disclosed or used in a manner detrimental to the interest of Employer and/or the Released Parties.

2.9Consequences of Violation of Agreement. If either party violates his/its promises in this Agreement, the other party shall be entitled to recover, in addition to any other damages or remedies, such party's attorneys' fees and costs in defending against the claim or enforcing the terms of this Agreement.

2.10Continued Cooperation. Employee acknowledges that Employer may need to consult with Employee from time to time on a reasonable basis after Employee's Termination Date on matters that Employee worked on prior to the Termination Date. Employee agrees to cooperate with Employer for a period of up to two years after the Termination Date and to provide any such information as is reasonably requested by Employer in any matters, litigation or proceedings with which Employee was involved, or relating to any work with which Employee was involved or had knowledge, during Employee's employment with Employer.

2.11Participation in Other Suits. Employee agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency) against the Company.  In the event any government agency seeks to obtain any relief on behalf of Employee with regard to any claim released and waived by Paragraphs 2.3 and 2.5 of this Agreement, Employee covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.

2.12Amendments. No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

2.13Severability. Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

2.14Return of Property. Employee represents that Employee has returned or will return to Employer all files, records, keys, access cards, discs, software, and other property of Employer in his/her possession or under his/her control.

2.15Confidentiality. [Intentionally omitted.]

2.16Governing Law. This Agreement and its enforceability shall be construed in accordance with the laws of the State of California.

2.17Employee's Rights to Seek Advice and to Review and Revoke this Agreement.

(a)Review Period. Employee has been given a period of twenty-one (21) days to consider whether to sign this Agreement. Employee can use as much or little of this period as Employee chooses. Employee has freely elected to execute this Agreement on the date set forth below.

(b)Attorney Advice. Employee has been advised of the opportunity to consult with an attorney before execution of this Agreement.

(c)Revocation Period. Employee may revoke this Agreement within seven days of signing it. Revocation can be made by delivering a written notice of revocation to Felicia Williams, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, CA 91406. For the revocation to be effective, written notice must be actually received by Ms. Williams no later than the close of business on the seventh calendar day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable in any respect and Employer shall not provide the payment set forth in paragraph 2.2.

2.18Entire Agreement. This Agreement sets forth all agreements and understandings between Employee and Employer regarding the subject matter hereof and supersedes any prior agreements, understandings or promises between them. Employee acknowledges that Employee has not relied on any inducements that are not set forth herein.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT WITH THE INTENTION OF RELINQUISHING ALL CLAIMS AND RIGHTS OTHER THAN THOSE SET FORTH HEREIN.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.		EMPLOYEE
ROBERT A. EARNEST

By:	/s/ Steven J. Borick	By:	/s/ Robert A. Earnest

Its:	CEO	Printed Name:	Robert A. Earnest

Date:	August 22, 2013	Date:	August 22, 2013